                                                                      EXHIBIT 11

COMPUTATION OF EARNINGS PER SHARE
As more fully described in Note 13 of the notes to Consolidated Financial Statements herein, the Company has outstanding an employee stock option plan. The shares and options within the plan have been determined to be common stock equivalents for purposes of computing earnings per share.

The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") for the fiscal year ended December 31, 1997, and for all prior periods presented.

SFAS 128 replaces primary EPS with basic EPS and fully diluted EPS with diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted from issuance of common stock that then shared in earnings.


====================================================================================================================================

                                                   1997                          1996                           1995
------------------------------------------------------------------------------------------------------------------------------------

FOR THE YEARS ENDED DECEMBER 31,                            PER-SHARE                     PER-SHARE                      PER-SHARE
(IN THOUSANDS, EXCEPT SHARE DATA)        INCOME    SHARES      AMOUNT   INCOME   SHARES      AMOUNT    INCOME   SHARES      AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

Basic EPS
Income available to shareholders:
   Income from continuing
    operations........................  $54,548   38,797,085   $1.41    $62,302  37,565,350  $ 1.66   $21,654   36,448,047  $0.60
   Income (loss) from discontinued
    operation,
    net of tax........................      629                 0.02     (8,168)              (0.22)    1,523                0.04
                                        -------                -----    -------              ------   -------               -----
   Net income.........................  $55,177                $1.43    $54,134              $ 1.44   $23,177               $0.64
Effect of Dilutive Securities
   Incremental shares-from
    outstanding common
    stock options.....................             1,918,135                      1,642,684                      1,598,158
                                                  ----------                     ----------                     ----------
Diluted EPS
Income available to shareholders:
   Income from continuing
    operations........................  $54,548   40,715,220   $1.34    $62,302  39,208,034  $ 1.59   $21,654   38,046,205  $0.57
   Income (loss) from discontinued
    operations, net of tax............      629                 0.02     (8,168)              (0.21)    1,523                0.04
                                        -------                -----    -------              ------   -------               -----
   Net income                           $55,177                $1.36    $54,134              $ 1.38   $23,177               $0.61
=================================================================================================================================

The weighted average number of shares used to compute earnings per share was retroactively adjusted to reflect a 10% stock dividend declared and paid in the first quarter of 1997, and 3-for-2 stock splits effected in the fourth quarter of 1996 and first quarter of 1998, an 8% stock dividend declared in the first quarter of 1996 and a 5% stock dividend declared in the first quarter of 1995.